HAROLD FIRST




     For the past five years, Mr. First has worked as an independent financial consultant with offices at 345 Park Avenue, New York, New York. Mr. First has gained extensive experience in acquisitions of various businesses as well as dispositions and restructuring of businesses under Chapter 11. Mr. First presently or has served as a member of the Board of Directors of Taj Mahal Holding Corp., Trump Taj Mahal Realty Corp. Memorex Telex N.V., Cadus Pharmaceutical Corporation, Panaco, Inc., Trans World Airlines, Inc., Telesave Holdings, Inc., American Property Investors G.P., ACF Industries, Inc., Gateway Group, U.K., Getaway Vacations, Inc., Midcoast Aviation, Inc., Travel Marketing Corp., World Marketing, Inc., Worldspan, L.P., Childrens Rescue Fund and International Aviation Security, U.K. and presently serves as the Chairman of the Audit Committee of each of Cadus Pharmaceutical Corporation, Panaco, Inc. and Telesave Holdings, Inc. Mr. First is a 1957 graduate of Brooklyn College and became a Certified Public Accountant in 1961 and served in the U.S. Army reserve, Sp/4 from 1957-1962 (when he was honorably discharged). Mr. First's professional affiliations include the American Institute of Certified Public Accountants, New York State Society of Certified Public Accountants, New Jersey State Society of Certified Public Accountants and AICPA Task Force on Airlines.